Exhibit 99.1

     Cincinnati Financial Corporation Appoints Manager of Internal Audit

     * Donald J. Doyle, Jr., to report to board of directors

     * Internal Audit Officer Marc A. O'Dowd to retire in 2005

    CINCINNATI, Oct. 18 /PRNewswire-FirstCall/ -- Cincinnati Financial Corporation (Nasdaq: CINF) announced today that on October 15, 2004, the audit committee of the board of directors approved the appointment of Donald J. Doyle, Jr., CPCU, AIM, to manage its internal audit department, effective October 18, 2004.
    Doyle continues to serve as senior vice president in each of the company's four insurance subsidiaries, positions to which he was promoted in February 2004. As manager of internal audit, he now reports functionally to the CFC board through its audit committee and administratively to the CFC executive department. During his 15-year tenure with the company, he has held previous management positions in strategic planning, information technology and personal lines underwriting. He earned a bachelor's degree from the College of Mount St. Joseph and a Master of Business Administration degree from Xavier University.
    Internal Audit Officer Marc A. O'Dowd, CPA, CPCU, has announced plans to retire in the first half of 2005. O'Dowd established the company's internal audit department in 1977, advancing to his current position in 1997.
    Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, "The board of directors and I truly appreciate Marc's leadership in the evolution of the internal audit function, which is critical to our company's accountability and integrity.
    "The department's scope of duties continues to expand beyond auditing financial systems and controls. Current plans include taking on operational audits and reducing outsourced work by adding an information systems auditor position. As we achieve this management transition, Don's broad experience within the company will help the department fulfill its mission, continuously evaluating and improving the effectiveness of processes relating to risk management and internal controls."
    Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company supports the insurance subsidiaries and their independent agent representatives through commercial leasing and financing activities. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information, please visit the company's Web site at www.cinfin.com .

SOURCE  Cincinnati Financial Corporation
    -0-                             10/18/2004
    /CONTACT:  Investors, Heather J. Wietzel, +1-513-603-5950, or Media, Joan
O. Shevchik, +1-513-603-5323, both of Cincinnati Financial Corporation/
    /Web site:  http://www.cinfin.com /
    (CINF)

CO:  Cincinnati Financial Corporation
ST:  Ohio
IN:  FIN INS
SU:  PER